Exhibit 99.1
N E W S R E L E A S E

FOR IMMEDIATE RELEASE
FEBRUARY 26, 2020

CHESAPEAKE ENERGY CORPORATION REPORTS 2019 FULL YEAR AND FOURTH QUARTER FINANCIAL AND OPERATIONAL RESULTS AND RELEASES 2020 GUIDANCE
OKLAHOMA CITY, February 26, 2020 – Chesapeake Energy Corporation (NYSE:CHK) today reported financial and operational results for the 2019 full year and fourth quarter and released its annual guidance. Highlights from Chesapeake's projected 2020 program include:

•	Targeting Free Cash Flow

•	Reducing Capital Expenditure Budget by Approximately 30%, Maintaining Relatively Flat Oil Production and Decreasing Gas Production Year Over Year

•	Lowering Projected Production and General and Administrative (G&A) Expenses by Over 10% Year Over Year

•	Continuing to Recognize Capital Efficiency Improvements Across All Basins

•	Funding 2020 Maturities and Enhancing Liquidity Through $300 to $500 Million in Expected Non-Core Asset Sales
Doug Lawler, Chesapeake’s President and Chief Executive Officer, commented, "We are pleased to highlight our strong 2019 operational performance, delivering fourth quarter oil production of 126,000 barrels (bbls) of oil per day and increasing our oil mix to 26% of total production, the highest percentage in company history. These results, combined with certain lower cash costs, yielded adjusted EBITDAX growth of 19%, or 15% per barrel of oil equivalent (boe), compared to the 2018 fourth quarter, when we had significantly higher commodity prices. Our focus on shifting our portfolio composition and capital allocation to more oil and our commitment to cost leadership are resulting in improved financial performance, even at lower prices. We also made additional progress improving our balance sheet during the quarter, eliminating approximately $900 million in debt through capital markets transactions, and consolidating our $1.5 billion Brazos Valley unrestricted subsidiary.
"Our performance in 2019 positions us to target free cash flow in 2020. We plan to allocate approximately 80% of our projected 2020 capital expenditure program of $1.3 to $1.6 billion to our highest-margin oil opportunities. We expect oil production will remain relatively flat year over year, while total production is projected to decrease as gas volumes decline. In addition to cutting our 2020 capital program by approximately 30% compared to 2019, we expect to further improve our cost structure by reducing production and G&A expenses by over 10% year over year. We also plan to further enhance our liquidity by funding our 2020 maturities with $300 to $500 million in proceeds from expected non-core asset sales. We remain fully committed to strengthening our company in 2020 by achieving free cash flow, improving well productivity and capturing further cash costs savings."
2019 Full Year Results
For the 2019 full year, Chesapeake reported a net loss of $308 million and a net loss available to common stockholders of $416 million, or $0.25 per diluted share, compared to net income of $228 million and net income available to common stockholders of $133 million, or $0.15 per diluted share, in 2018. Adjusting for items that are typically excluded by securities analysts, the 2019 full year adjusted net loss attributable to Chesapeake was $454 million, or $0.27 per diluted share, compared to an adjusted net loss attributable to Chesapeake of $140 million, or $0.15 per diluted share in 2018, while the company's adjusted EBITDAX

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Brad Sylvester, CFA (405) 935-8870 ir@chk.com	Gordon Pennoyer (405) 935-8878 media@chk.com	6100 North Western Avenue P.O. Box 18496 Oklahoma City, OK 73154

was $2.530 billion, compared to $2.380 billion in 2018. Reconciliations of financial measures calculated in accordance with GAAP to non-GAAP measures are provided on pages 13 - 17 of this release.
Average daily production for 2019 was approximately 484,000 boe and consisted of approximately 118,000 bbls of oil, 1.995 billion cubic feet (bcf) of natural gas and 33,000 bbls of natural gas liquids (NGL). Average daily production for 2018 was approximately 521,000 boe and consisted of approximately 90,000 bbls of oil, 2.278 bcf of natural gas and 52,000 bbls of NGL. The increase in oil production of approximately 30% during 2019 was primarily driven by the WildHorse acquisition, while our legacy oil portfolio contributed 6% growth excluding acquisitions and divestitures.
In 2019, gathering, processing and transportation (GP&T) expenses were $6.13 per boe compared to $7.35 per boe in 2018. Production expenses in 2019 were $2.94 per boe compared to $2.50 per boe in 2018. This decrease in GP&T and increase in production expenses were primarily driven by the divestiture of the company's Utica Shale properties in Ohio in 2018 and the 2019 acquisition of WildHorse, respectively. On a per boe basis, these combined expense categories decreased 8% year over year. G&A expenses (including stock-based compensation) were $1.78 per boe in 2019, compared to $1.76 per boe in 2018.

2019 Fourth Quarter Results
For the 2019 fourth quarter, Chesapeake reported a net loss of $324 million and a net loss available to common stockholders of $346 million, or $0.18 per diluted share, compared to net income of $605 million and net income available to common stockholders of $576 million, or $0.57 per diluted share, for the fourth quarter 2018. Adjusting for items typically excluded by securities analysts, the 2019 fourth quarter adjusted net loss attributable to Chesapeake was $80 million, or $0.04 per share, while adjusted EBITDAX was $665 million. For the 2018 fourth quarter, adjusted net income attributable to Chesapeake was $32 million, while adjusted EBITDAX was $561 million. Reconciliations of financial measures calculated in accordance with GAAP to non-GAAP measures are provided on pages 13 - 17 of this release.
Average daily production for the 2019 fourth quarter was approximately 477,000 boe and consisted of approximately 126,000 bbls of oil, 1.935 bcf of natural gas and 29,000 bbls of NGL. Average daily production for the 2018 fourth quarter was approximately 464,000 boe and consisted of approximately 87,000 bbls of oil, 2.009 bcf of natural gas and 42,000 bbls of NGL. Overall, fourth quarter oil production grew approximately 45% from the 2018 fourth quarter, and represented approximately 26% of the company's total production, the highest oil mix in Chesapeake's history, compared to 19% in the 2018 fourth quarter.
Despite lower average prices for its oil, natural gas and NGL production, Chesapeake's operating margin increased in the 2019 fourth quarter compared to the 2018 fourth quarter, due to an increase in oil production mix and a decrease in certain cash costs. GP&T and G&A expenses decreased by $76 million, or approximately $2.00 per boe, while production expense increased $21 million, or $0.38 per boe, as compared to the same quarter in 2018.
Capital Spending Overview
Chesapeake invested total capital expenditures of approximately $487 million during the 2019 fourth quarter, including capitalized interest of $6 million, compared to approximately $476 million in the 2018 fourth quarter. For 2020, the company's projected capital expenditure program is $1.3 to $1.6 billion, compared to $2.245 billion in 2019, with approximately 80% expected to be allocated to higher-margin oil opportunities. See tables below for a summary of 2019 fourth quarter and full year activity and expenditures.

	Three Months Ended December 31,
	2019		2018
	Gross	Net	Gross	Net
Operated activity comparison
Average rig count	15	10	18	11
Wells spud	75	50	82	52
Wells completed	78	60	107	66
Wells connected	89	65	119	71

	Years Ended December 31,
	2019		2018
	Gross	Net	Gross	Net
Operated activity comparison
Average rig count	18	12	17	11
Wells spud	333	233	322	210
Wells completed	370	273	351	239
Wells connected	375	273	347	231

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018*	2019	2018*
Type of cost ($ in millions)
Drilling and completion capital expenditures	$467	$455	$2,148	$2,021
Leasehold and additions to other PP&E	14	18	73	63
Subtotal capital expenditures	$481	$473	$2,221	$2,084
Capitalized interest	6	3	24	16
Total capital expenditures	$487	$476	$2,245	$2,100

* Financial information for 2018 has been recast to reflect the retrospective application of the successful efforts method of accounting.

Balance Sheet and Liquidity
As of December 31, 2019, Chesapeake’s principal amount of debt outstanding was approximately $8.916 billion, compared to $8.168 billion as of December 31, 2018. As of December 31, 2019, the company had borrowed $1.590 billion under the $3.0 billion Chesapeake credit facility, utilized approximately $59 million for various letters of credit and had additional borrowing capacity of approximately $1.351 billion. The borrowing base of the Chesapeake credit facility was re-affirmed in November 2019.
In December 2019, Chesapeake entered into a secured 4.5-year term loan facility for $1.5 billion to finance a tender offer for unsecured notes issued by Brazos Valley and Brazos Valley Longhorn Finance Corp., each a wholly owned subsidiary of Chesapeake, and to fund the retirement of Brazos Valley’s secured revolving credit facility. The company also exchanged new 11.5% Senior Secured Second Lien Notes due 2025 for certain outstanding senior unsecured notes. These transactions eliminated essentially all Brazos Valley unrestricted subsidiary debt and approximately $900 million in principal amount of debt from the company’s balance sheet.

As of February 26, 2020, including January and February derivative contracts that have settled, approximately 70% of the company's 2020 forecasted oil, natural gas and NGL production revenue was hedged. The company had approximately 76% downside oil price protection through swaps and collars at an average price of $59.90 per bbl. The company had 39% downside gas price protection through swaps at $2.76 per mcf and 14% under put spread arrangements based on an average bought put NYMEX price of $2.05 per mcf and exposure below an average sold put NYMEX price of $1.80 per mcf.
Operations Update and Highlights
The following tables show average daily production and average sales prices received (excluding gains/losses on derivatives) by the company's operating areas for the 2019 and 2018 fourth quarters.

	Three Months Ended December 31, 2019
	Oil		Natural Gas		NGL		Total
	mbbl per day	$/bbl	mmcf per day	$/mcf	mbbl per day	$/bbl	mboe per day	%	$/boe
Marcellus	—	—	980	2.21	—	—	164	34	13.27
Haynesville	—	—	605	2.25	—	—	101	21	13.50
Eagle Ford	60	59.17	153	2.59	19	17.92	104	22	41.07
Brazos Valley	40	56.74	56	1.77	7	6.09	56	12	43.11
Powder River Basin	19	54.27	86	2.37	5	19.74	38	8	34.83
Mid-Continent	7	56.13	54	2.01	(2)	7.87	14	3	33.12
Retained assets(a)	126	57.48	1,934	2.24	29	16.05	477	100	25.17
Divested assets	—	—	1	—	—	—	—	—	—
Total	126	57.48	1,935	2.24	29	16.05	477	100%	25.17

	Three Months Ended December 31, 2018
	Oil		Natural Gas		NGL		Total
	mbbl per day	$/bbl	mmcf per day	$/mcf	mbbl per day	$/bbl	mboe per day	%	$/boe
Marcellus	—	—	821	3.68	—	—	137	29	22.09
Haynesville	—	—	724	3.50	—	—	121	26	21.03
Eagle Ford	61	65.17	141	4.03	20	21.86	105	23	47.51
Powder River Basin	14	56.00	78	3.86	4	23.82	31	7	37.89
Mid-Continent	9	58.13	62	3.51	5	26.17	24	5	36.12
Retained assets(a)	84	62.89	1,826	3.64	29	22.83	418	90	30.14
Divested assets	3	65.41	183	3.13	13	30.19	46	10	25.14
Total	87	62.98	2,009	3.59	42	25.11	464	100%	29.64

(a)	Includes assets retained as of December 31, 2019.

In Chesapeake’s Brazos Valley area in central Texas, the company placed 81 wells on production during 2019 while utilizing four rigs after the company closed the WildHorse acquisition on February 1, 2019. Currently, the company is operating three drilling rigs and expects to utilize two to three rigs throughout the year, resulting in 55 to 65 wells expected to be placed on production in 2020.
In the company’s South Texas Eagle Ford asset, the company placed 141 wells on production in 2019 while utilizing four rigs. The company is currently operating four drilling rigs and expects to utilize three to four rigs throughout the year, resulting in 110 to 120 wells expected to be placed on production in 2020.

In the Powder River Basin in Wyoming, the company placed 72 wells on production in 2019 while utilizing an average of five rigs. The company is currently operating three drilling rigs and expects to move to two rigs in the area in the 2020 first quarter, resulting in 25 to 30 wells expected to be placed on production.
In the Marcellus Shale in northeast Pennsylvania, the company placed 44 wells on production in 2019 while utilizing an average of two rigs. The company is currently operating three drilling rigs and expects to utilize two to three rigs throughout the year, resulting in 50 to 55 wells expected to be placed on production.
In the Haynesville Shale in Louisiana, Chesapeake placed 24 wells on production during 2019 utilizing an average of one rig. The company is currently operating one rig in the area and expects to utilize that rig through the end of the 2020 first quarter, with five to ten wells projected to be placed on production during 2020. In the Mid-Continent area in Oklahoma, the company placed 13 wells on production during 2019 and expects 10 to 15 wells targeting the Oswego formation to be placed on production in 2020. Overall, while Chesapeake intends to focus the vast majority of its 2020 capital on its highest-margin opportunities, the breadth and depth of its diverse portfolio affords the company the opportunity to react to changing market conditions while staying within the framework of its proposed $1.3 to $1.6 billion capital program.

Key Financial and Operational Results

The table below summarizes Chesapeake’s key financial and operational results during the 2019 fourth quarter and full year as compared to results in prior periods. The year ended December 31, 2019 includes Brazos Valley operations. The year ended December 31, 2018 does not include Brazos Valley operations.

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018*	2019	2018*
Barrels of oil equivalent production (in mboe)	43,865	42,711	176,620	190,266
Barrels of oil equivalent production (mboe/d)	477	464	484	521
Oil production (in mbbl/d)	126	87	118	90
Average realized oil price ($/bbl)(a)	58.97	56.86	60.00	57.42
Natural gas production (in mmcf/d)	1,935	2,009	1,995	2,278
Average realized natural gas price ($/mcf)(a)	2.48	3.19	2.60	3.00
NGL production (in mbbl/d)	29	42	33	52
Average realized NGL price ($/bbl)(a)	16.05	25.36	15.62	25.84
Production expenses ($/boe)	2.86	2.48	2.94	2.50
Gathering, processing and transportation expenses ($/boe)	6.09	7.92	6.13	7.35
Oil - ($/bbl)	3.41	6.02	3.20	4.30
Natural Gas - ($/mcf)	1.20	1.41	1.21	1.32
NGL - ($/bbl)	5.50	7.40	5.32	8.37
Severance and ad valorem taxes ($/boe)	1.29	1.17	1.27	0.99
Exploration expenses ($ in millions)	28	39	84	162
General and administrative expenses ($/boe)(b)	1.17	1.30	1.63	1.60
General and administrative expenses (stock-based compensation) (non-cash) ($/boe)	0.12	0.16	0.15	0.16
Depreciation, depletion, and amortization ($/boe)	13.50	9.41	12.82	9.13
Interest expense ($/boe)	3.14	3.53	3.68	3.33
Marketing net margin ($ in millions)(c)	(3)	(18)	(27)	(63)
Net cash provided by operating activities ($ in millions)	441	335	1,623	1,730
Net cash provided by operating activities ($/boe)	10.05	7.84	9.19	9.09
Net income (loss) ($ in millions)	(324)	605	(308)	228
Net income (loss) available to common stockholders ($ in millions)	(346)	576	(416)	133
Net income (loss) per share available to common stockholders – diluted ($)	(0.18)	0.57	(0.25)	0.15
Adjusted EBITDAX ($ in millions)(d)	665	561	2,530	2,380
Adjusted EBITDAX ($/boe)	15.16	13.13	14.32	12.51
Adjusted net income (loss) attributable to Chesapeake ($ in millions)(e)	(80)	32	(454)	(140)
Adjusted net income (loss) attributable to Chesapeake per share - diluted ($)(f)	(0.04)	0.03	(0.27)	(0.15)

* Financial information for 2018 has been recast to reflect the retrospective application of the successful efforts method of accounting.

(a)	Includes the effects of realized gains (losses) from hedging but excludes the effects of unrealized gains (losses) from hedging.

(b)	Excludes expenses associated with stock-based compensation, which are recorded in general and administrative expenses in Chesapeake's Condensed Consolidated Statement of Operations.

(c)
Marketing net margin is marketing margin of ($2) million and ($23) million for the three months ended December 31, 2019 and 2018, excluding non-cash amortization of ($1) million and $5 million, respectively. Marketing net margin is marketing margin of ($36) million and ($82) million for the years ended December 31, 2019 and 2018, excluding non-cash amortization of $9 million and $19 million, respectively. Non-cash amortization is related to the buy down of a transportation agreement.

(d)
Defined as net income (loss) before interest expense, income taxes, depreciation, depletion and amortization expense, and exploration expense, as adjusted to remove the effects of certain items detailed in the Reconciliation of Net Income (Loss) to Adjusted EBITDAX. This is a non-GAAP measure.

(e)
Defined as net income (loss) attributable to Chesapeake, as adjusted to remove the effects of certain items detailed in the Reconciliation of Adjusted Net Income (Loss) Attributable to Chesapeake. This is a non-GAAP measure.

(f)
Our presentation of diluted adjusted net income (loss) attributable to Chesapeake per share excludes 183 million and 1 million shares for the three months ended December 31, 2019 and 2018, respectively, and 183 million and 207 million shares for the years ended December 31, 2019 and 2018, which are considered antidilutive when calculating diluted earnings per share.

2019 Fourth Quarter and Year End Results Conference Call Information
The conference call to discuss the company's financial and operational results has been scheduled on Wednesday, February 26, 2020 at 9:00 am EST. The telephone number to access the conference call is 888-317-6003 or 412-317-6061 for international callers. The passcode for the call is 7266124. The conference call will be webcast and can be found at www.chk.com in the “Investors” section of the company’s website.
Headquartered in Oklahoma City, Chesapeake Energy Corporation's (NYSE: CHK) operations are focused on discovering and developing its large and geographically diverse resource base of unconventional oil and natural gas assets onshore in the United States.
This news release and the accompanying outlook include "forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact. They include statements that give our current expectations, management's outlook guidance or forecasts of future events, cost-cutting measures, reductions in expenditures, proposed refinancing transactions, capital exchange transactions, asset divestitures, reductions in capital expenditures, operational efficiencies, production and well connection forecasts, estimates of operating costs, anticipated capital and operational efficiencies, planned development drilling and expected drilling cost reductions, expected lateral lengths of wells, anticipated timing and number of wells to be placed into production, expected oil growth trajectory, projected capital expenditures, projected cash flow and liquidity, our ability to enhance our cash flow and financial flexibility, plans and objectives for future operations, the ability of our employees, portfolio strength and operational leadership to create long-term value, and the assumptions on which such statements are based. Although we believe the expectations and forecasts reflected in the forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties.
Factors that could cause actual results to differ materially from expected results include those described under "Risk Factors” in Item 1A of our annual report on Form 10-K and any updates to those factors set forth in Chesapeake's subsequent quarterly reports on Form 10-Q or current reports on Form 8-K (available at http://www.chk.com/investors/sec-filings). These risk factors include our ability to comply with the covenants under our revolving credit facilities and other indebtedness, the volatility of oil, natural gas and NGL prices; the limitations our level of indebtedness may have on our financial flexibility; our inability to access the capital markets on favorable terms; the availability of cash flows from operations and other funds to finance reserve replacement costs or satisfy our debt obligations; downgrade in our credit rating requiring us to post more collateral under certain commercial arrangements; write-downs of our oil and natural gas asset carrying values due to low commodity prices; our ability to replace reserves and sustain production; uncertainties inherent in estimating quantities of oil, natural gas and NGL reserves and projecting future rates of production and the amount and timing of development expenditures; our ability to generate profits or achieve targeted results in drilling and well operations; leasehold terms expiring before production can be established; commodity derivative activities resulting in lower prices realized on oil, natural gas and NGL sales; the need to secure derivative liabilities and the inability of counterparties to satisfy their obligations; adverse developments or losses from pending or future litigation and regulatory proceedings, including royalty claims; charges incurred in response to market conditions and in connection with our ongoing actions to reduce financial leverage and complexity; drilling and operating risks and resulting liabilities; effects of environmental protection laws and regulation on our business; legislative and regulatory initiatives further regulating hydraulic fracturing; our need to secure adequate supplies of water for our drilling operations and to dispose of or recycle the water used; impacts of potential legislative and regulatory actions addressing climate change; federal and state tax proposals affecting our industry; potential OTC derivatives regulation limiting our ability to hedge against commodity price fluctuations; competition in the oil and gas exploration and production industry; a deterioration in general economic, business or industry conditions; negative public perceptions of our industry; limited control over properties we do not operate; pipeline and gathering system capacity constraints and transportation interruptions; terrorist activities and cyber-attacks adversely impacting our operations; an interruption in operations at our headquarters due to a catastrophic event; certain anti-takeover provisions that affect shareholder rights; and our inability to increase or maintain our liquidity through debt repurchases, capital exchanges, asset sales, joint ventures, farmouts or other means.
In addition, disclosures concerning the estimated contribution of derivative contracts to our future results of operations are based upon market information as of a specific date. These market prices are subject to significant volatility. Our production forecasts are also dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. Expected asset sales may not be completed in the time frame anticipated or at all. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update any of the information provided in this release or the accompanying Outlook, except as required by applicable law. In addition, this news release contains time-sensitive information that reflects management's best judgment only as of the date of this news release.

CHESAPEAKE ENERGY CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS ($ in millions except per share data) (unaudited)
	Three Months Ended December 31,		Years Ended December 31,
	2019	2018*	2019	2018*
REVENUES AND OTHER:
Oil, natural gas and NGL(a)	$969	$1,731	$4,522	$5,155
Marketing	929	1,338	3,967	5,076
Total Revenues	1,898	3,069	8,489	10,231
Other	18	15	63	63
Gains (losses) on sales of assets	10	(291)	43	(264)
Total Revenues and Other	1,926	2,793	8,595	10,030
OPERATING EXPENSES:
Oil, natural gas and NGL production	126	105	520	474
Oil, natural gas and NGL gathering, processing and transportation	267	338	1,082	1,398
Severance and ad valorem taxes	56	50	224	189
Exploration	28	39	84	162
Marketing	932	1,360	4,003	5,158
General and administrative	57	62	315	335
Restructuring and other termination costs	12	—	12	38
Provision for legal contingencies, net	16	9	19	26
Depreciation, depletion and amortization	592	402	2,264	1,737
Impairments	—	9	11	131
Other operating expense	13	1	92	—
Total Operating Expenses	2,099	2,375	8,626	9,648
INCOME (LOSS) FROM OPERATIONS	(173)	418	(31)	382
OTHER INCOME (EXPENSE):
Interest expense	(138)	(151)	(651)	(633)
Gains (losses) on investments	(43)	—	(71)	139
Gains on purchases or exchanges of debt	5	331	75	263
Other income	9	5	39	67
Total Other Income (Expense)	(167)	185	(608)	(164)
INCOME (LOSS) BEFORE INCOME TAXES	(340)	603	(639)	218
Income tax benefit	(16)	(2)	(331)	(10)
NET INCOME (LOSS)	(324)	605	(308)	228
Net income attributable to noncontrolling interests	—	(1)	—	(2)
NET INCOME (LOSS) ATTRIBUTABLE TO CHESAPEAKE	(324)	604	(308)	226
Preferred stock dividends	(22)	(23)	(91)	(92)
Loss on exchange of preferred stock	—	—	(17)	—
Earnings allocated to participating securities	—	(5)	—	(1)
NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS	$(346)	$576	$(416)	$133
EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(0.18)	$0.63	$(0.25)	$0.15
Diluted	$(0.18)	$0.57	$(0.25)	$0.15
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING (in millions):
Basic	1,948	910	1,665	909
Diluted	1,948	1,116	1,665	909

* Financial information for 2018 has been recast to reflect the retrospective application of the successful efforts method of accounting.
(a) See Supplemental Data - Oil, Natural Gas and NGL Production and Sales Prices for a reconciliation of oil, natural gas and NGL revenue before and after the effect of financial derivatives.

CHESAPEAKE ENERGY CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS ($ in millions) (unaudited)
	December 31, 2019	December 31, 2018*

Cash and cash equivalents	$6	$4
Other current assets	1,245	1,594
Total Current Assets	1,251	1,598

Property and equipment, net	14,756	10,818
Other long-term assets	186	319
Total Assets	$16,193	$12,735

Current liabilities	$2,392	$2,887
Long-term debt, net	9,073	7,341
Other long-term liabilities	327	374
Total Liabilities	11,792	10,602

Preferred stock	1,631	1,671
Noncontrolling interests	37	41
Common stock and other stockholders’ equity	2,733	421
Total Equity	4,401	2,133

Total Liabilities and Equity	$16,193	$12,735

* Financial information for 2018 has been recast to reflect the retrospective application of the successful efforts method of accounting.

CHESAPEAKE ENERGY CORPORATION CONDENSED CONSOLIDATED CASH FLOW DATA ($ in millions) (unaudited)
	Three Months Ended December 31,		Years Ended December 31,
	2019	2018*	2019	2018*

Beginning cash and cash equivalents	$14	$4	$4	$5

Net cash provided by operating activities	441	335	1,623	1,730

Cash flows from investing activities:
Drilling and completion costs(a)	(540)	(441)	(2,180)	(1,848)
Business combination, net	—	—	(353)	—
Acquisitions of proved and unproved properties	(4)	(10)	(35)	(128)
Proceeds from divestitures of proved and unproved properties	20	1,836	130	2,231
Additions to other property and equipment	(21)	(10)	(48)	(21)
Proceeds from sales of other property and equipment	—	72	6	147
Proceeds from sales of investments	—	—	—	74
Net cash provided by (used in) investing activities	(545)	1,447	(2,480)	455

Net cash provided by (used in) financing activities	96	(1,782)	859	(2,186)
Change in cash and cash equivalents	(8)	—	2	(1)
Ending cash and cash equivalents	$6	$4	$6	$4

* Financial information for 2018 has been recast to reflect the retrospective application of the successful efforts method of accounting.

(a)
Includes capitalized interest of $6 million and $3 million for the three months ended December 31, 2019 and 2018, respectively, and includes capitalized interest of $24 million and $16 million for the years ended December 31, 2019 and 2018, respectively.

CHESAPEAKE ENERGY CORPORATION SUPPLEMENTAL DATA – OIL, NATURAL GAS AND NGL PRODUCTION AND SALES PRICES (unaudited)
	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Net Production:
Oil (mmbbl)	12	8	43	33
Natural gas (bcf)	178	185	728	832
NGL (mmbbl)	3	4	12	19
Oil equivalent (mmboe)	44	43	177	190
Average daily production (mboe)	477	464	484	521
Oil, Natural Gas and NGL Sales ($ in millions):
Oil sales	$664	$503	$2,543	$2,201
Natural gas sales	398	664	1,782	2,486
NGL sales	43	98	192	502
Total oil, natural gas and NGL sales	$1,105	$1,265	$4,517	$5,189

Financial Derivatives:
Oil derivatives – realized gains (losses)(a)	$18	$(48)	$36	$(321)
Natural gas derivatives – realized gains (losses)(a)	43	(76)	114	7
NGL derivatives – realized gains (losses)(a)	—	1	—	(13)
Total realized gains (losses) on financial derivatives	$61	$(123)	$150	$(327)

Oil derivatives – unrealized gains (losses)(b)	$(181)	$560	$(248)	$445
Natural gas derivatives – unrealized gains (losses)(b)	(16)	14	103	(154)
NGL derivatives – unrealized gains(b)	—	15	—	2
Total unrealized gains (losses) on financial derivatives	$(197)	$589	$(145)	$293

Total financial derivatives	$(136)	$466	$5	$(34)

Total oil, natural gas and NGL sales	$969	$1,731	$4,522	$5,155
Average Sales Price (excluding gains (losses) on derivatives):
Oil ($ per bbl)	$57.48	$62.98	$59.16	$67.25
Natural gas ($ per mcf)	$2.24	$3.59	$2.45	$2.99
NGL ($ per bbl)	$16.05	$25.11	$15.62	$26.50
Oil equivalent ($ per boe)	$25.17	$29.64	$25.57	$27.27
Average Sales Price (excluding unrealized gains (losses) on derivatives):
Oil ($ per bbl)	$58.97	$56.86	$60.00	$57.42
Natural gas ($ per mcf)	$2.48	$3.19	$2.60	$3.00
NGL ($ per bbl)	$16.05	$25.36	$15.62	$25.84
Oil equivalent ($ per boe)	$26.57	$26.75	$26.42	$25.56

(a)
Realized gains (losses) include the following items: (i) settlements and accruals for settlements of undesignated derivatives related to current period production revenues, (ii) prior period settlements for option premiums and for early-terminated derivatives originally scheduled to settle against current period production revenues, and (iii) gains (losses) related to de-designated cash flow hedges originally designated to settle against current period production revenues. Although we no longer designate our derivatives as cash flow hedges for accounting purposes, we believe these definitions are useful to management and investors in determining the effectiveness of our price risk management program.

(b)
Unrealized gains (losses) include the change in fair value of open derivatives scheduled to settle against future period production revenues offset by amounts reclassified as realized gains (losses) during the period. Although we no longer designate our derivatives as cash flow hedges for accounting purposes, we believe these definitions are useful to management and investors in determining the effectiveness of our price risk management program.

CHESAPEAKE ENERGY CORPORATION RECONCILIATION OF ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO CHESAPEAKE ($ in millions) (unaudited)
	Three Months Ended December 31,
	2019		2018*
	$	$/Share	$	$/Share
Net income (loss) available to common stockholders (GAAP)	$(346)	$(0.18)	$576	$0.63
Effect of dilutive securities	—		59
Diluted net income (loss) available to common stockholders(a) (GAAP)	$(346)	$(0.18)	$635	$0.57

Adjustments:
Unrealized (gains) losses on oil, natural gas and NGL derivatives	197	0.10	(596)	(0.54)
Restructuring and other termination costs	12	0.01	—	—
Provision for legal contingencies, net	16	0.01	9	0.01
(Gains) losses on sales of assets	(10)	(0.01)	291	0.26
Other operating expense	11	0.01	1	—
Impairments	—	—	9	0.01
Losses on investments	43	0.02	—	—
Gains on purchases or exchanges of debt	(5)	—	(331)	(0.30)
Other revenue	(14)	(0.01)	(15)	(0.01)
Other	(1)	—	1	—
Tax effect of adjustments(b)	(5)	—	—	—
Adjusted net income (loss) available to common stockholders(c) (Non-GAAP)	(102)	(0.05)	4	—

Preferred stock dividends	22	0.01	23	0.02
Earnings allocated to participating securities	—	—	5	0.01
Total adjusted net income (loss) attributable to Chesapeake(a)(c) (Non-GAAP)	$(80)	$(0.04)	$32	$0.03

* Financial information for 2018 has been recast to reflect the retrospective application of the successful efforts method of accounting.

CHESAPEAKE ENERGY CORPORATION RECONCILIATION OF ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO CHESAPEAKE ($ in millions) (unaudited)
	Years Ended December 31,
	2019		2018*
	$	$/Share	$	$/Share
Net income (loss) available to common stockholders (GAAP)	$(416)	$(0.25)	$133	$0.15
Effect of dilutive securities	—	—	—	—
Diluted net income (loss) available to common stockholders(a) (GAAP)	$(416)	$(0.25)	$133	$0.15

Adjustments:
Unrealized (gains) losses on oil, natural gas and NGL derivatives	152	0.09	(300)	(0.33)
Restructuring and other termination costs	12	0.01	38	0.04
Provision for legal contingencies, net	19	0.01	26	0.03
(Gains) losses on sales of assets	(43)	(0.03)	264	0.29
Other operating expense(d)	90	0.05	—	—
Impairments	11	0.01	131	0.14
(Gains) losses on investments	71	0.04	(139)	(0.15)
Gains on purchases or exchanges of debt	(75)	(0.04)	(263)	(0.29)
Loss on exchange of preferred stock	17	0.01	—	—
Other revenue	(59)	(0.04)	(63)	(0.07)
Other	(5)	—	(60)	(0.06)
Income tax benefit(e)	(314)	(0.19)	—	—
Tax effect of adjustments(b)	(5)	—	—	—
Adjusted net loss available to common stockholders(c) (Non-GAAP)	(545)	(0.33)	(233)	(0.25)

Preferred stock dividends	91	0.06	92	0.10
Earnings allocated to participating securities	—	—	1	—
Total adjusted net loss attributable to Chesapeake(a)(c) (Non-GAAP)	$(454)	$(0.27)	$(140)	$(0.15)
* Financial information for 2018 has been recast to reflect the retrospective application of the successful efforts method of accounting.

(a)
Our presentation of diluted net income (loss) available to common stockholders per share and total adjusted net income (loss) attributable to Chesapeake per share excludes 183 million and 1 million shares considered antidilutive for the three months ended December 31, 2019 and 2018, respectively. Our presentation of diluted net income (loss) available to common stockholders per share and total adjusted net loss attributable to Chesapeake per share excludes 183 million and 207 million shares, respectively, considered antidilutive for the years ended December 31, 2019 and 2018. The number of shares used for the non-GAAP calculation was determined in a manner consistent with GAAP.

(b)
Tax effect is computed by applying an effective tax rate of 2.5% for the year ended December 31, 2019 to the pre-tax amount of adjustments. This effective tax rate is computed without regard to the separately itemized discrete tax benefit of $314 million associated with the Wildhorse acquisition. No income tax effect from adjustments is included in determining adjusted net income for the year ended December 31, 2018 as our effective tax rate was 0% due to our valuation allowance position.

(c)
Adjusted net income (loss) available to common stockholders and total adjusted net income (loss) attributable to Chesapeake, both in the aggregate and per dilutive share, are not measures of financial performance under GAAP, and should not be considered as an alternative to, or more meaningful than, net income (loss) available to common stockholders or earnings (loss) per share. Adjusted net income (loss) available to common stockholders and adjusted earnings (loss) per share exclude certain items that management believes affect the comparability of operating results. The company believes these adjusted financial measures are a useful adjunct to earnings calculated in accordance with GAAP because:

(i)	Management uses adjusted net income (loss) available to common stockholders to evaluate the company's operational trends and performance relative to other oil and natural gas producing companies.

(ii)	Adjusted net income (loss) available to common stockholders is more comparable to earnings estimates provided by securities analysts.

(iii)
Items excluded generally are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the company generally excludes information regarding these types of items.

Because adjusted net income (loss) available to common stockholders and total adjusted net income (loss) attributable to Chesapeake exclude some, but not all, items that affect net income (loss) available to common stockholders our calculations of adjusted net income (loss) available to common stockholders and total adjusted net income (loss) attributable to Chesapeake may not be comparable to similarly titled measures of other companies.

(d)
The year ended December 31, 2019 includes $37 million in integration and acquisition costs as a result of Chesapeake's merger with WildHorse Resource Development Corporation (WRD). Additionally, most WRD executives and employees were terminated and entitled to severance benefits of approximately $38 million in accordance with certain provisions of existing employment agreements that were triggered by the change in control.

(e)
For the year ended December 31, 2019, we recorded a net deferred tax liability of $314 million associated with the acquisition of WildHorse Resource Development Corporation. As a result of recording this net deferred tax liability through business combination accounting, we released a corresponding amount of the valuation allowance that we maintain against our net deferred tax asset position. This release resulted in an income tax benefit of $314 million.

CHESAPEAKE ENERGY CORPORATION RECONCILIATION OF CASH PROVIDED BY OPERATING ACTIVITIES TO ADJUSTED EBITDAX ($ in millions) (unaudited)
	Three Months Ended December 31,		Years Ended December 31,
	2019	2018*	2019	2018*
CASH PROVIDED BY OPERATING ACTIVITIES (GAAP)	$441	$335	$1,623	$1,730

Adjustments:
Changes in assets and liabilities	40	(22)	254	(91)
Other revenue	(14)	(15)	(59)	(63)
Interest expense	138	151	651	633
Exploration	14	24	35	66
Income tax benefit	(25)	(2)	(26)	—
Stock-based compensation	(6)	(7)	(30)	(32)
Restructuring and other termination costs	12	—	12	38
Losses on investments	—	—	7	—
Losses on purchases or exchanges of debt	5	—	5	—
Net income attributable to noncontrolling interests	—	(1)	—	(2)
Other items	60	98	58	101
Adjusted EBITDAX(a) (Non-GAAP)	$665	$561	$2,530	$2,380

* Financial information for 2018 has been recast to reflect the retrospective application of the successful efforts method of accounting.

(a)
Adjusted EBITDAX is not a measure of financial performance under GAAP, and should not be considered as an alternative to, or more meaningful than, cash flow provided by operating activities prepared in accordance with GAAP. Adjusted EBITDAX excludes certain items that management believes affect the comparability of operating results. The company believes this non-GAAP financial measure is a useful adjunct to cash flow provided by operating activities because:

(i)	Management uses adjusted EBITDAX to evaluate the company's operational trends and performance relative to other oil and natural gas producing companies.

(ii)	Adjusted EBITDAX is more comparable to estimates provided by securities analysts.

(iii)
Items excluded generally are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the company generally excludes information regarding these types of items.

Because adjusted EBITDAX excludes some, but not all, items that affect net income (loss), our calculations of adjusted EBITDAX may not be comparable to similarly titled measures of other companies.

CHESAPEAKE ENERGY CORPORATION RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDAX ($ in millions) (unaudited)
	Three Months Ended December 31,		Years Ended December 31,
	2019	2018*	2019	2018*
NET INCOME (LOSS) (GAAP)	$(324)	$605	$(308)	$228

Adjustments:
Interest expense	138	151	651	633
Income tax benefit	(16)	(2)	(331)	(10)
Depreciation, depletion and amortization	592	402	2,264	1,737
Exploration	28	39	84	162
Unrealized (gains) losses on derivatives	197	(596)	152	(300)
Restructuring and other termination costs	12	—	12	38
Provision for legal contingencies, net	16	9	19	26
(Gains) losses on sales of assets	(10)	291	(43)	264
Other operating expense	11	1	90	—
Impairments	—	9	11	131
(Gains) losses on investments	43	—	71	(139)
Gains on purchases or exchanges of debt	(5)	(331)	(75)	(263)
Net income attributable to noncontrolling interests	—	(1)	—	(2)
Other revenue	(14)	(15)	(59)	(63)
Other	(3)	(1)	(8)	(62)
Adjusted EBITDAX(a) (Non-GAAP)	$665	$561	$2,530	$2,380

* Financial information for 2018 has been recast to reflect the retrospective application of the successful efforts method of accounting.

(a)
Adjusted EBITDAX is not a measure of financial performance under GAAP, and should not be considered as an alternative to, or more meaningful than, net income (loss) prepared in accordance with GAAP. Adjusted EBITDAX excludes certain items that management believes affect the comparability of operating results. The company believes this non-GAAP financial measure is a useful adjunct to net income (loss) because:

(i)	Management uses adjusted EBITDAX to evaluate the company's operational trends and performance relative to other oil and natural gas producing companies.

(ii)	Adjusted EBITDAX is more comparable to estimates provided by securities analysts.

(iii)
Items excluded generally are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the company generally excludes information regarding these types of items.

Because adjusted EBITDAX excludes some, but not all, items that affect net income (loss), our calculations of adjusted EBITDAX may not be comparable to similarly titled measures of other companies.

CHESAPEAKE ENERGY CORPORATION ROLL-FORWARD OF PROVED RESERVES YEAR ENDED DECEMBER 31, 2019 (unaudited)
Mmboe(a)

Beginning balance, December 31, 2018	1,448
Production	(177)
Extensions, discoveries and other additions	216
Revisions of previous estimates	(143)
Sale of reserves in-place	(7)
Purchase of reserves in-place	235
Ending balance, December 31, 2019	1,572

Proved reserves growth rate before acquisitions and divestitures	(7)%
Proved reserves growth rate after acquisitions and divestitures	9%

Proved developed reserves	846
Proved developed reserves percentage	54%

Standardized measure of discounted future net cash flows ($ in millions) (GAAP)	$9,000
Add: Present value of future income taxes discounted at 10% per annum(a)	15
PV-10 ($ in millions)(a) (Non-GAAP)	$9,015

(a)
Reserve volumes and PV-10 value are estimated using SEC reserve recognition standards and pricing assumptions based on the trailing 12-month average first-day-of-the-month prices as of December 31, 2019 of $55.69 per bbl of oil and $2.58 per mcf of natural gas, before basis differential adjustments. PV-10 is a non-GAAP metric used by the industry, investors and analysts to estimate the present value, discounted at 10% per annum, of estimated future cash flows of the company's estimated proved reserves before income tax. The table above shows the reconciliation of PV-10 to the company's standardized measure of discounted future net cash flows, the most directly comparable GAAP measure for the year ended December 31, 2019. Future income taxes in the calculation of the standardized measure of discounted future net cash flows were $15 million as of December 31, 2019.

CHESAPEAKE ENERGY CORPORATION
MANAGEMENT’S OUTLOOK AS OF FEBRUARY 26, 2020
Chesapeake periodically provides guidance on certain factors that affect the company’s future financial performance.

Year Ending 12/31/2020
Absolute Production:
Oil - mmbbls	41.5 - 43.5
NGL - mmbbls	11.0 - 13.0
Natural gas - bcf	650 - 700
Total absolute production - mmboe	161 - 173
Absolute daily rate - mboe per day	439 - 473
Estimated Realized Hedging Effects(a) (based on 2/21/20 strip prices)
Oil - $/bbl	$4.54
Natural gas - $/mcf	$0.24
Estimated Basis to NYMEX Prices:
Oil - $/bbl	$0.20 - $0.60
Natural gas - $/mcf	($0.20) - ($0.30)
NGL - realizations as a % of WTI	30% - 33%
Operating Costs per boe of Projected Production:
Production expense	$2.55 - $2.75
Gathering, processing and transportation expenses	$6.30 - $6.75
Oil - $/bbl	$3.40 - $3.60
Natural Gas - $/mcf	$1.25 - $1.35
Severance and ad valorem taxes	$1.25 - $1.35
General and administrative(b)	$1.25 - $1.35
Stock-based compensation (non-cash)	$0.05 - $0.15
Marketing Net Margin and Other ($ in millions)	($10) - $10
Adjusted EBITDAX, based on 2/21/20 strip prices ($ in millions)(c)	$2,000 - $2,200
Depreciation, depletion and amortization expense	$12.00 - $13.00
Interest expense	$3.30 - $3.50
Exploration expense ($ in millions, cash only)	$25 - $35
Book Tax Rate	0%
Capital Expenditures ($ in millions)(d)	$1,300 - $1,600
Capitalized Interest ($ in millions)	$25
Total Capital Expenditures ($ in millions)	$1,325 - $1,625

(a)
Includes expected settlements for oil, natural gas and NGL derivatives adjusted for option premiums. For derivatives closed early, settlements are reflected in the period of original contract expiration.

(b)	Excludes expenses associated with stock-based compensation, which are recorded in general and administrative expenses in Chesapeake's Condensed Consolidated Statement of Operations.

(c)
Adjusted EBITDAX is a non-GAAP measure used by management to evaluate the company's operational trends and performance relative to other oil and natural gas producing companies. Adjusted EBITDAX excludes certain items that management believes affect the comparability of operating results. The most directly comparable GAAP measure is net income (loss) but, it is not possible, without unreasonable efforts, to identify the amount or significance of events or transactions that may be included in future GAAP net income (loss) but that management does not believe to be representative of underlying business performance. The company further believes that providing estimates of the amounts that would be required to reconcile forecasted adjusted EBITDAX to forecasted GAAP net income (loss) would imply a degree of precision that may be confusing or misleading to investors. Items excluded from net income to arrive at adjusted EBITDAX include interest expense, income taxes, and depreciation, depletion and amortization expense, exploration expense as well as one-time items or items whose timing or amount cannot be reasonably estimated.

(d)
Includes capital expenditures for drilling and completion, leasehold, developmental geological and geophysical costs, and other property, plant and equipment. Excludes any additional proved property acquisitions and expenditures classified as exploration expense.

Oil, Natural Gas and Natural Gas Liquids Hedging Activities
Chesapeake enters into oil, natural gas and NGL derivative transactions in order to mitigate a portion of its exposure to adverse changes in market prices. Please see the quarterly reports on Form 10-Q and annual reports on Form 10-K filed by Chesapeake with the SEC for detailed information about derivative instruments the company uses, its quarter-end derivative positions and accounting for oil, natural gas and natural gas liquids derivatives.
As of February 19, 2020, including January and February derivative contracts that have settled, approximately 70% of the company's 2020 forecasted oil, natural gas and NGL production revenue was hedged. The company had approximately 76% downside oil price protection through swaps and collars at an average price of $59.90 per bbl. The company had 39% downside gas price protection through swaps at $2.76 per mcf and 14% under put spread arrangements based on an average bought put NYMEX price of $2.05 per mcf and exposure below an average sold put NYMEX price of $1.80 per mcf.
The company’s crude oil hedging positions were as follows:

Open Crude Oil Swaps
	Volume (mmbbls)	Avg. NYMEX Price of Swaps

Q1 2020	9	$59.50
Q2 2020	9	$59.54
Q3 2020	6	$59.67
Q4 2020	6	$59.72
Total 2020	30	$59.59

Oil Two-Way Collars
	Volume (mmbbls)	Avg. NYMEX Bought Put Price	Avg. NYMEX Sold Call Price

Q1 2020	0.5	$65.00	$83.25
Q2 2020	0.5	$65.00	$83.25
Q3 2020	0.5	$65.00	$83.25
Q4 2020	0.5	$65.00	$83.25
Total 2020	2	$65.00	$83.25

Oil Calls
	Volume (mmbbls)	Avg. NYMEX Strike Price

Total 2021	4	$61.58

Total 2022	4	$61.58

Oil Basis Protection Swaps
	Volume (mmbbls)	Avg. NYMEX plus/(minus)

Q1 2020	3	$2.55
Q2 2020	3	$2.58
Q3 2020	3	$2.58
Q4 2020	3	$2.58
Total 2020	12	$2.57

The company’s natural gas hedging positions were as follows:

Open Natural Gas Swaps
	Volume (bcf)	Avg. NYMEX Price of Swaps

Q1 2020	66	$2.76
Q2 2020	66	$2.76
Q3 2020	67	$2.76
Q4 2020	66	$2.76
Total 2020	265	$2.76

Natural Gas Put Spread
	Volume (bcf)	Avg. NYMEX Sold Put Price	Avg. NYMEX Bought Put Price

Q2 2020	40	$1.71	$1.96
Q3 2020	40	$1.86	$2.11
Q4 2020	14	$1.90	$2.15
Total 2020	94	$1.80	$2.05

Natural Gas Net Written Call Options
	Volume (bcf)	Avg. NYMEX Strike Price

Q1 2020	5	$12.00
Q2 2020	5	$12.00
Q3 2020	6	$12.00
Q4 2020	6	$12.00
Total 2020	22	$12.00

Total 2021	96	$2.75

Natural Gas Net Written Call Swaptions
	Volume (bcf)	Avg. NYMEX Strike Price

Total 2021	15	$2.80

Total 2022	15	$2.80

Natural Gas Basis Protection Swaps
	Volume (bcf)	Avg. NYMEX plus/(minus)

Q1 2020	30	$0.07
Q2 2020	10	$(0.03)
Q3 2020	10	$(0.03)
Q4 2020	3	$(0.03)
Total 2020	53	$0.03